Exhibit 3.27

SOSID: 757793 Date Filed: 12/20/2004 8:07:00 AM Elaine F. Marshall North Carolina Secretary of State C200435200373

ARTICLES OF INCORPORATION

OF

US LEC OF NEW YORK INC.

The undersigned adopts these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

1.	The name of the corporation shall be US LEC of New York Inc.

2.	The corporation shall have authority to issue one hundred (100) shares of Common Stock having a par value of one dollar ($1.00) per share.

3.	The street address, mailing address and county of the principal office of the corporation in North Carolina are Morrocroft III, 6801 Morrison Boulevard, Charlotte, Mecklenburg County, North Carolina 28211.

4.	The name and address of the incorporator are:

S. Shane Turley	6801 Morrison Blvd. Morrocroft III Charlotte, NC 28211

5.	The name, street address and county of the initial registered office of the corporation is:

CT Corporation System	225 Hillsborough Street Raleigh, North Carolina 27603 Wake County

6.	A director of the corporation shall not be personally liable for monetary damages for breach of any duty as a director except and only to the extent applicable law restricts the effectiveness of this provision. Any repeal or modification of this article shall be prospective only and shall not diminish the rights or expand the personal liability of a director of the corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

This the 15th day of December 2004.

/s/ S. Shane Turley
S. Shane Turley / Incorporator

Certification# 86353525-1 Reference# 8488797-0 Page: 2 of 2